CONTACTS

From: Anthony J. DeFazio	For: Brian S. Block, EVP & CFO
DeFazio Communications, LLC	Business Development Corporation of America
tony@defaziocommunications.com	bblock@arlcap.com
Ph: (484-532-7783)	Ph: (212-415-6500)

FOR IMMEDIATE RELEASE

Business Development Corporation of America Announces First Quarter 2012 Results from Operations

New York, NY, May 23, 2012 ˗ Business Development Corporation of America (“BDCA” or the “Company”) announced results of operations for the first quarter ended March 31, 2012.

The Company commenced operations on August 25, 2011, subsequent to raising sufficient funds to meet escrow break requirements. For the three months ended March 31, 2012, BDCA acquired $24.0 million of investments, at fair value, in 31 individual investments. In addition, BDCA received proceeds of $5.9 million during this period from selling certain investments and repayments. The Company realized a gain of $0.1 million from exiting such investments. Net investment income (determined in accordance with generally accepted accounting principles) of $357,000 was generated during the first quarter of 2012, excluding realized and unrealized gains and losses. During the same period, the Company paid distributions of $243,000.

“Once again, we are pleased to report another strong quarter of operations for BDCA,” stated Peter M. Budko, President and Chief Operating Officer of the Company. Mr. Budko noted, “We continue to fully cover our dividend from our core net investment income rather than rely upon investment gains and new equity raised to cover shortfalls. Our portfolio continues to be of high quality with over 91% of our assets invested in senior secured loans. With continued unease in Europe and other economic concerns, we believe that our strategy of originating and participating in well structured, senior secured loans to middle market U.S. companies provides our investors with a conservative investment alternative.”

Portfolio Highlights (dollar amounts in thousands):

	March 31, 2012	December 31, 2011
Investments, at fair value	$ 32,830	$ 14,271
Net asset value per share (1)	$ 9.18	$ 9.00
Weighted average current coupon yield (2)	11.10%	10.79%
Number of portfolio investments	30	35
Number of industry groups	16	18

______________________

(1)	Net asset value per share and common shares outstanding for the period ended March 31, 2012 and year ended December 31, 2011 have been adjusted to reflect a stock dividend of $0.05 per share declared on March 29, 2012.
(2)	Includes the effect of the amortization or accretion of loan premiums or discounts.

BUSINESS DEVELOPMENT CORPORATION OF AMERICA

STATEMENTS OF ASSETS AND LIABILITIES

(in thousands except share and per share data)

	March 31, 2012	December 31, 2011
	(Unaudited)
ASSETS
Investments, at fair value (amortized cost of $32,520 and $14,294, respectively)	$32,830	$14,271
Cash and cash equivalents	1,120	828
Interest receivable	265	142
Due from affiliate	2,106	918
Deferred credit facility financing costs, net	38	50
Prepaid expenses and other assets	27	41
Total assets	36,386	16,250

LIABILITIES
Revolving credit facility	$10,000	$5,900
Payable for unsettled trades	1,007	1,914
Accounts payable and accrued expenses	145	154
Interest and credit facility fees payable	32	19
Stockholder distributions payable	166	56
Total liabilities	11,350	8,043

NET ASSETS
Preferred stock, $.001 par value, 50,000,000 shares authorized, none issued and outstanding	$—	$—
Common stock, $.001 par value, 450,000,000 shares authorized 2,726,639 and 912,297 shares issued and outstanding, respectively	3	1
Capital in excess of par value	24,645	8,235
Accumulated distributions in excess of net investment income	(3)	(7)
Accumulated net realized gain from investments	81	1
Net unrealized appreciation (depreciation) on investments	310	(23)
Net assets	25,036	8,207

Total liabilities and net assets	$36,386	$16,250

Net asset value per share *	$9.18	$9.00
Offering price per share excluding commissions and dealer manager fees	$9.23	$9.23

*Net asset value per share and common shares outstanding for the period ended March 31, 2012 and year ended December 31, 2011 have been adjusted to reflect a stock dividend of $0.05 per share declared on March 29, 2012.

BUSINESS DEVELOPMENT CORPORATION OF AMERICA

STATEMENTS OF OPERATIONS

(dollars in thousands except share and per share data)

(Unaudited)

	For the Three Months Ended March 31,
	2012	2011
Investment income:
Interest income	$569	$—
Other income	41	—
Total investment income	610	—

Operating expenses:
Interest and credit facility financing expenses	106	13
Professional fees	119	—
Directors fees	29	—
Insurance	51	—
Management fees	98	—
Incentive fees	149	—
Other administrative	26	50
Expenses before expense waivers and reimbursements	578	63
Waiver of management and incentive fees	(247)	—
Expense support reimbursement	(78)	—
Total expenses, net of expense waivers and reimbursements	253	63

Net investment income (loss)	357	(63)

Realized and unrealized gain on investments:
Net realized gain from investments	80	—
Net change in unrealized appreciation on investments	333	—
Net realized and unrealized gain on investments	413	—

Net increase (decrease) in net assets resulting from operations	$770	$(63)

Per share information - basic and diluted*:
Net investment income (loss)	$0.21	$(2.82)
Net increase (decrease) in net assets resulting from operations	$0.44	$(2.82)
Weighted average common shares outstanding	1,739,161	22,223

*Per share information - basic and diluted and weighted average common shares outstanding for the three months ended March 31, 2012 and 2011 have been adjusted to reflect a stock dividend of $0.05 per share declared on March 29, 2012.

This announcement may contain certain forward-looking statements, including statements with regard to the future performance of BDCA. Words such as “believes,” “expects,” “projects,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in the filings BDCA makes with the SEC. BDCA undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

To arrange interviews with BDCA Adviser executives, please contact Tony DeFazio at 484-532-7783 or tony@defaziocommunications.com.

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